EXHIBIT 5.1

June 21, 2024

KAIVAL BRANDS INNOVATIONS GROUP, INC.

4460 Old Dixie Highway

Grant-Valkaria, Florida 32949

Ladies and Gentlemen:

We have acted as counsel to Kaival Brands Innovations Group, Inc, a Delaware corporation (the “Company”), in connection with the 462(b) Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission (the “Commission”) on June 21, 2024 (the “462(b) Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering of up to an aggregate of $1,000,000 of units, each unit consisting of one share (each a “Share”) of common stock of the Company, par value $0.001 per share (“Common Stock”) and one and one-half common stock purchase warrant (“Purchase Warrant”) to purchase one and one-half shares of Common Stock or up to $1,000,000 of pre-funded units, each pre-funded unit consisting of one pre-funded warrant to purchase one share of common stock(a “Pre-Funded Warrant” and together with the Purchase Warrants, the “Warrants”) and one and one half Purchase Warrant to purchase one and one-half shares of Common Stock. The 462(b) Registration Statement relates to the Company’s Registration Statement on Form S-1, as amended (File No. 333-279045) (the “Registration Statement”), initially filed by the Company with the Commission on May 1, 2024 and declared effective by the Commission on June 21, 2024.

In connection with this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Company’s Articles of Incorporation, as currently in effect, (ii) the Company’s Bylaws as currently in effect, (iii) the Registration Statement and related Prospectus and (vi) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials or of officers and representatives of the Company, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth..

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to certain questions of fact material to this opinion, we have relied upon certificates or comparable documents of officers and representatives of the Company and have not sought to independently verify such facts.

Based on the foregoing, and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that, having been issued and sold in exchange for payment in full to the Company of all consideration required therefor as applicable, including with regard to the Shares and the Warrants and as described in the 462(b) Registration Statement:

(i)	The Shares are duly authorized for issuance by the Company, and when the 462(b) Registration Statement becomes effective under the Securities Act and the Shares are issued and paid for in accordance with the underwriting agreement and as contemplated in the Registration Statement, the Shares will be validly issued, fully paid, and nonassessable shares of common stock of the Company;

(ii)	When the 462(b) Registration Statement becomes effective under the Securities Act and when the Pre-Funded Warrants are issued, delivered and paid for in accordance with the terms of the Pre-Funded Warrants and, as contemplated by the Registration Statement, then such Pre-Funded Warrant will be a legally binding obligation of the Company enforceable in accordance with their terms, except that (a) such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general and (b) the remedies of specific performance and injunctive and other forms of injunctive relief may be subject to equitable defenses;

(iii)	The shares of common stock issuable upon exercise of the Pre-Funded Warrants have been duly authorized by all necessary corporate action on the part of the Company and when the 462(b) Registration Statement becomes effective under the Securities Act and the Pre-Funded Warrant is issued and paid for in accordance with the Pre-Funded Warrant and as contemplated in the Registration Statement, the shares of common stock issuable upon exercise of the Pre-Funded Warrants underlying such Pre-Funded Warrant will be validly issued, fully paid and nonassessable shares of common stock of the Company.

(iv)	When the 462(b) Registration Statement becomes effective under the Securities Act and when the Purchase Warrants are issued, delivered and paid for in accordance with the terms of the Purchase Warrants and, as contemplated by the Registration Statement, then such Purchase Warrants will be a legally binding obligation of the Company enforceable in accordance with their terms, except that (a) such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general and (b) the remedies of specific performance and injunctive and other forms of injunctive relief may be subject to equitable defenses;

(v)	The shares of common stock issuable upon exercise of the Purchase Warrants have been duly authorized by all necessary corporate action on the part of the Company and when the 462(b) Registration Statement becomes effective under the Securities Act and the shares of common stock issuable upon exercise of the Purchase Warrants issued and paid for in accordance with the Purchase Warrants and as contemplated in the Registration Statement, the shares of common stock issuable upon exercise of the Purchase Warrants underlying such Purchase Warrants Warrant will be validly issued, fully paid and nonassessable shares of common stock of the Company.

We express no opinion herein as to the laws of any state or jurisdiction other than Delaware General Corporation Law (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

This opinion speaks only as of the date hereof and we assume no obligation to update or supplement this opinion if any applicable laws change after the date of this opinion or if we become aware after the date of this opinion of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion is furnished in connection with the filing of the 462(b) Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance.

We assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur. We hereby consent to the filing of this letter as an exhibit to the462(b) Registration. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP

Sichenzia Ross Ference Carmel LLP